Exhibit 99.1

FOR IMMEDIATE RELEASE

ISLE OF CAPRI CASINOS, INC. ANNOUNCES

FOURTH QUARTER AND YEAR END RESULTS

* Strategic Transition to Operational Focus Producing Benefits

* Company Details Planned Capital Investments to Implement Strategic Plan

* Company Records Charge of $78.7 Million Relating to Value of UK Assets

SAINT LOUIS, MO – July 2 – Isle of Capri Casinos, Inc. (NASDAQ: ISLE) (the “Company”) today reported financial results for the fourth quarter and fiscal year ended April 27, 2008, and other Company-related news.

In making the announcement, James B. Perry, the Company’s executive vice chairman and chief executive officer, said, “Fiscal 2008 was a transformational period for Isle of Capri.  Following a series of expansions into several new markets, we are now executing a transition to a company clearly focused on strengthening our operating results. Additionally, the Company completed a thorough planning process that resulted in the strategic plan announced earlier this year.

“We believe that pursuing this plan, based on improving operations and organic growth opportunities, is the path that holds the most financial potential for our company for the short and intermediate term.  As we introduce our new brands and continue working to improve margins through operating enhancements, we remain fiscally disciplined, and will match our capital spending to our financial flexibility.

“In the UK, we have implemented a dual strategy to continue to reduce our cost structure in the short term while we explore strategic options for our UK portfolio.  This includes focusing on marketing programs that are designed to drive volume, including direct marketing programs and building our player development initiatives.  We continue to explore ways to reduce both fixed and variable costs, including successfully cutting our utility bills nearly in half, and restructuring our food and beverage departments and comp policies.  Our evaluation of our UK operations led us to record a charge of $78.7 million in the fourth quarter of fiscal 2008 to write down the value of the UK assets.”

2008 Highlights

The Company pointed to a series of accomplishments during the 2008 fiscal year that have had an impact on the Company’s operations, and are critical to the implementation of the Company’s new strategic plan.   Specifically, the Company:

•                  Made several critical changes to the corporate management team, including the appointment of James B. Perry as executive vice chairman of the board of directors and chief executive officer following the retirement of founder Bernard Goldstein, who will remain chairman of the board, and the appointment of Virginia McDowell as president and chief operating officer;

•                  Successfully maintained focus on margin improvement through marketing enhancements and reductions in operational and promotional expenses;

•                  Opened three new properties in the following locations—Coventry in the United Kingdom, Pompano Beach in Florida, and Waterloo, Iowa, purchased a fourth with the acquisition of Casino Aztar in Caruthersville, Missouri and acquired the minority interest in its property in Blackhawk, Colorado; and

•                  Completed a refinancing of the Company’s debt, providing overall flexibility to implement the new strategic plan.

CONSOLIDATED RESULTS

The following table outlines the Company’s financial results (dollars in millions, except per share data, unaudited):

	Three Months Ended		Fiscal Year Ended
	April 27,	April 29,	April 27,	April 29,
	2008	2007	2008	2007
Net revenues	$298.3	$253.4	$1,125.4	$1,001.4
(Loss) from continuing operations	(51.3)	(13.1)	(96.9)	(21.3)
Net (loss)	(51.3)	(14.6)	(96.9)	(4.6)
Net Loss per share from continuing operations	(1.66)	(0.43)	(3.16)	(0.70)
Net Loss per share	(1.66)	(0.48)	(3.16)	(0.15)
EBITDA (1)	(27.3)	36.0	95.2	161.8

Significant items impacting EBITDA and the loss from continuing operations during the quarters and fiscal years ended April 27, 2008 and April 29, 2007 are as follows:

	Three Months Ended		Fiscal Year Ended
	April 27,	April 29,	April 27,	April 29,
	2008	2007	2008	2007
Write-offs and valuation charges (a)	$(78.7)	$(7.8)	$(85.2)	$(8.5)
Pre-opening (a)	—	(10.4)	(6.5)	(13.6)
Development (a)	(1.7)	(1.6)	(5.5)	(16.3)
Insurance recoveries (a)	1.8	—	2.1	2.8
Lucaya gaming tax and lease settlements (a)	—	11.6	—	9.4
Corporate office relocation (a)	—	0.7	—	5.4
Minority interest (b)	—	(1.4)	(4.9)	(3.6)
Loss on early extinguishment of debt (b)	(1.6)	—	(15.3)	—

(a) Impacts both EBITDA(1) and loss from continuing operations

(b) Impacts loss from continuing operations

Fourth Quarter Operating Highlights

The Company’s loss from continuing operations of ($51.3) million or ($1.66) per share during the quarter ended April 27, 2008 includes a ($78.7) million pretax impairment charge or ($1.60) per share net of income taxes relating to its UK operations. This non-cash impairment charge is a result of our review of fair values of our assets invested in our UK operations.

Before consideration of the items reflected in the above table, consolidated EBITDA(1) for the fourth quarter of fiscal 2008 was $51.3 million compared to $44.9 million for the fourth quarter of fiscal 2007.

Before consideration of the items mentioned in the above tables, Property EBITDA(1) for the fourth quarter of fiscal 2008 increased 6.1% to $62.5 million, compared to Property EBITDA(1) of $58.9 million for the comparable quarter in fiscal 2007.

Property EBITDA(1) at domestic locations with casino operations open for both full years, before consideration of items listed in the table above, was $55.0 million in the fourth quarter of fiscal 2008 compared to $63.0 million in the fourth quarter 2007, while margins decreased from 27.1% to 26.0%. The change in EBITDA(1) is due primarily to reductions in net revenues and EBITDA(1) at our Biloxi property due to increased competition in the Biloxi market, the closure of our Natchez property for 15 days during the fourth quarter of fiscal year 2008 due to flooding and the impact of a smoking ban effective January 2008 on our Colorado operations. EBITDA(1) at our new properties was $6.9 million in the fourth quarter of 2008 excluding significant items impacting EBITDA(1) listed in the table above.

During the quarter ended April 27, 2008, net revenues increased by $45.0 million, or 17.7%, as compared to the fourth quarter of fiscal 2007.  Net revenues were a combined $66.3 million from our Pompano Beach, Waterloo, Caruthersville, and Coventry properties. Net revenues at our properties open more than one year decreased $21.3 million to $218.9 million, primarily due to decreases in Biloxi, Natchez and Colorado discussed above as well as the impacts of the elimination of some unprofitable marketing initiatives.

Corporate and development expenses decreased from $14.8 million in the fourth quarter to $13.1 million for the three months ended April 27, 2008 primarily due to cost reductions and the inclusion of $0.7 million in corporate office relocation costs in the fourth quarter of fiscal year 2007.

Total consolidated stock compensation expense, including corporate and properties, for the three months ended April 27, 2008 increased $0.3 million to $1.9 million. Of this, $1.5 million was included in corporate and development expenses for the quarter and fiscal year ended April 27, 2008.

Fiscal Year Operating Highlights

The Company’s loss from continuing operations of ($96.9) million ($3.16) per share during the fiscal year ended April 27, 2008 includes a ($78.7) million pretax impairment charge or ($1.60) per share net of income taxes relating to its UK operations and ($0.31) per share related to the loss on early extinguishment of debt.

Before consideration of the significant items impacting EBITDA(1) for both comparable fiscal year periods mentioned in the previous table, EBITDA(1) for fiscal 2008 was $190.3 million compared to $193.3 million for fiscal 2007.

Before consideration of the items mentioned in the above tables, Property EBITDA(1) for 2008 increased 2.5% to $238.0 million, compared to Property EBITDA(1) of $232.2 million for fiscal 2007.

Property EBITDA(1) at domestic locations with casino operations open for both full years, was $219.8 million in fiscal 2008 compared to $244.3 million in fiscal 2007, while margins increased to 26.2% from 25.8% before consideration of the items in the previous table. The change in EBITDA(1) is due primarily to reductions in net revenues and EBITDA(1) at our Biloxi property due to increased competition in the Biloxi market as competitors have re-opened after closures caused by Hurricane Katrina and the closure of our Natchez property for 15 days during the fourth quarter of fiscal year 2008 due to flooding. For the same property locations operating in both full fiscal years, without the impact of Biloxi and Natchez, margins improved from 24.5% to 27.1%. EBITDA(1) at our new properties was $19.3 million in fiscal 2008 excluding significant expenses impacting EBITDA(1) listed in the table above.

Corporate and development expenses decreased from $57.2 million to $49.0 million for the fiscal year ended April 27, 2008, primarily due to reductions in our development costs.

Total consolidated stock compensation expense, including corporate and properties, for fiscal 2008 increased $0.1 million to $7.3 million for the fiscal year.  Of this, $6.1 million was included in corporate and development expenses for the fiscal year ended April 27, 2008.

Results from operations for the three and twelve month periods ended April 27, 2008 and April 29, 2007 reflect the consolidated operations of all of the Company’s subsidiaries. The Vicksburg and Bossier City properties are reflected as discontinued operations for the periods prior to their sale in July 2006.

Virginia McDowell, the Company’s president and chief operating officer, remarked, “We have implemented several key strategies for building a stronger operating company and improving free cash flow over the past year.  As we introduce operating strategies designed to meet and exceed customer expectations by providing an experience that is consistently clean, safe, friendly and fun, we are complementing these strategies with key operating initiatives that focus on marketing and technology improvements that we believe will improve the gaming experience for our customers.

“As we begin to migrate towards our two brand strategy, we have made important changes to effectively deploy our human capital.  At several of our properties, we have also reassigned general managers to match skill sets more closely to specific properties’ needs and better utilize our existing talent pool, and are continuing to make similar changes within our corporate structure to streamline processes and more effectively deploy our resources.

“During the fourth quarter, the closure of our property for 15 days in Natchez due to flooding, the implementation of the Colorado smoking ban, the rising price of gas and the overall pressure on the national economy did, we believe, had an impact on our results.

“In June we introduced Caruthersville as the first Lady Luck casino, marking a significant event as we re-introduce this brand into our local casino markets, and begin the process of introducing our two brand strategy across the company.”

Future Outlook and Upcoming Projects

Perry continued, “Through the strategic planning process, the Company identified several capital projects which we will seek to implement over the next 18 to 24 months and beyond, aimed at enhancing the experience of our customers and consistent with a brand strategy that is designed to clearly define the experience that will be delivered by each brand.  This will enable us to manage the expectations of our customers, employees and the investment community, and will align our operating strategy with the needs of our customers in each market.  We believe that these internal projects offer us the highest potential uses of the free cash flow that we expect to generate in the intermediate term, as we look to improve our properties and also begin to de-lever our Company”.

“We expect that approximately $160 million will go towards the rebuilding and refurbishment of the Biloxi property, which we plan to begin as soon as we determine the timing of the settlement of our Hurricane Katrina insurance claims, and our goal is to have the project completed roughly in line with the Margaritaville project which is being developed adjacent to our property.   We are striving to have the insurance claim settled within the next 90 days and expect the insurance proceeds will provide a significant portion of the construction cost of the Biloxi project. The Biloxi project is expected to include a new single level casino, restoration of our convention space new food venues, and renovation of the hotel rooms in the south hotel tower.

Additionally, we have earmarked approximately $16 million to $18 million to convert several of our local facilities to the Lady Luck brand. The Company plans to re-brand its properties in Davenport, Iowa, Lula, Mississippi, and Marquette, Iowa, and complete the re-branding in Caruthersville.

Perry further commented “Lastly, we have identified approximately 1,200 hotel rooms (approximately forty percent of our room inventory) and many of the public areas in our hotels which are in need of renovation. We expect to begin the renovations once we have more clarity on the macro economic picture, our operating success and credit flexibility and better understand the estimated costs of completing the renovations.”

McDowell noted, “Together, these projects will continue the introduction of the Lady Luck brand and allow us to update hotel product that has not been renovated, in some cases, for many years.  This will enable us to become more competitive in our markets.  Specifically, we believe our plans for Biloxi will create a product that is much more competitive in one of the nation’s largest gaming markets, and where we have additional expansion capability we could explore as the market continues to develop post Hurricane Katrina.”

The Company generated consolidated EBITDA (before consideration of the significant items in the previously mentioned table) of $190.3 in 2008 and paid approximately $108 million, $8 million and $42 million in interest, cash taxes and maintenance capital, expenditures, respectively.  As mentioned previously, stock based compensation was approximately $7.3 million in 2008.

The Company provided guidance for the following specific items for fiscal year 2009:

•                  Depreciation expense is expected to be approximately $125 million;

•                  The Company cash income taxes pertaining to 2009 operations to be less than $10 million which would primarily represent state income taxes.

•                  Interest expense is expected to be approximately $95 million to $100 million, net of capitalized interest.

•                  Maintenance capital expenditures for 2009 are expected to be approximately $40 million.

Conference Call Information

Isle of Capri Casinos, Inc. will host a conference call on Wednesday July 2, 2008 at 10:00 am Central Time during which management will discuss the financial and other matters addressed in this press release.  The conference call can be accessed by interested parties via webcast through the investor relations page of the Company’s website, www.islecorp.com, or, for domestic callers, by dialing (800) 230-1092.  International callers can access the conference call by dialing (612) 332-0345.  The conference call reference number is 931600.

Operational Review of the Company’s Continuing Operations for the Fourth Quarter of Fiscal 2008 Compared to the Fourth Quarter of Fiscal 2007

Mississippi – The Company’s three continuing casino operations contributed 17.2% of net revenues for the three months ended April 27, 2008. Net revenues and EBITDA(1) at our Biloxi property decreased significantly from artificially high prior year operating results due to increased competition in the market as competitors have returned to full capacity after closures caused by Hurricane Katrina. The Company’s Natchez property continues to experience decreases in both net revenues and income from operations primarily resulting from the re-opening of competing casinos along the Gulf Coast. Additionally, Natchez was closed for 15 days during the fourth quarter due to flooding.  Net revenues at the Lula property decreased due to increased competition impacting certain of the property’s outlying primary feeder markets. EBITDA(1) at Lula for the three months ended April 29, 2007 included a $7.8 million impairment charge.

Louisiana – The Company’s casino in Lake Charles contributed 13.7% of net revenues for the three months ended April 27, 2008. While net revenues decreased slightly, EBITDA(1) increased due to reductions in operating and marketing costs.

Missouri – The Company’s three casinos in Missouri contributed 16.1% of net revenues for the three months ended April 27, 2008. Net revenues and EBITDA(1) increased primarily due to the acquisition of the Caruthersville property on June 11, 2007.

Iowa – The Company’s four casinos in Iowa contributed 22.2% of net revenues for the three months ended April 27, 2008. Net revenues and EBITDA(1) increased primarily due to the opening of the Waterloo property on June 30, 2007. The Company’s two Quad Cities properties had combined net revenues of $38.6 million, an increase of $2.3 million from the fourth quarter of fiscal 2007.  EBITDA(1) in the Quad Cities was $12.2 million and EBITDA margins were 31.5% compared to $10.3 million and 28.4%, respectively.  The improved Quad Cities results were favorably impacted by a smoking ban effective during the fourth quarter for competing gaming operations in Illinois.

Colorado – The Company’s two casinos in Black Hawk, Colorado contributed 10.9% of net revenues for the three months ended April 27, 2008. The Colorado properties experienced a decrease in net revenues and EBITDA(1) primarily due to impact of a state smoking ban at casinos effective January 2008.

Florida - The Pompano Beach racetrack and casino contributed 16.4% of net revenues for the three months ended April 27, 2008.  Net revenues and EBITDA(1) reflect the opening of the slot gaming facility on April 14, 2007.

International Operations - Net revenues increased for the three months ended April 27, 2008, primarily due to the opening of the Coventry property in July 2007. The loss from international operations for the three months ended April 27, 2008, includes impairment charges of $78.0 million from our Coventry operations and $0.7 million from our Blue Chip operations.

Discontinued Operations - Operating results from the Company’s Vicksburg and Bossier City properties have been classified as discontinued operations for all periods presented and thus are not included in the Operational Review discussed above.

ISLE OF CAPRI CASINOS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	(unaudited)
	Three Months Ended		Fiscal Year Ended
	April 27,	April 29,	April 27,	April 29,
	2008	2007	2008	2007
Revenues:
Casino	$296,864	$255,614	$1,121,860	$1,015,629
Rooms	11,903	11,619	49,498	49,584
Pari-mutuel commissions and fees	5,696	6,154	19,096	20,004
Food, beverage and other	35,673	31,361	136,481	130,635
Gross revenues	350,136	304,748	1,326,935	1,215,852
Less promotional allowances	51,820	51,385	201,583	214,458
Net revenues	298,316	253,363	1,125,352	1,001,394

Operating expenses:
Casino	41,594	37,562	163,250	159,534
Gaming taxes	77,242	49,246	288,402	210,404
Rooms	3,179	2,758	12,031	9,811
Pari-mutuel commissions and fees	5,554	4,549	16,834	15,342
Food, beverage and other	11,895	8,742	45,538	32,262
Marine and facilities	17,921	15,195	68,044	60,174
Marketing and administrative	76,418	64,836	290,591	269,279
Corporate and development	13,135	14,810	48,974	57,217
Write-offs and other valuation charges	78,658	7,801	85,184	8,466
Pre-opening	—	10,436	6,457	13,573
Depreciation and amortization	35,429	26,608	136,127	99,506
Total operating expenses	361,025	242,543	1,161,432	935,568
Operating income	(62,709)	10,820	(36,080)	65,826
Interest expense	(26,748)	(23,459)	(109,286)	(89,150)
Interest income	708	1,623	3,814	7,469
Loss on early extinguishment of debt	(1,614)	—	(15,274)	—

Income (loss) from continuing operations before income taxes and minority interest	(90,363)	(11,016)	(156,826)	(15,855)
Income tax (provision) benefit	39,088	(659)	64,820	(1,906)
Minority interest	—	(1,449)	(4,868)	(3,568)
Income (loss) from continuing operations	(51,275)	(13,124)	(96,874)	(21,329)
Income from discontinued operations, net of income taxes	—	(1,497)	—	16,692
Net income (loss)	$(51,275)	$(14,621)	$(96,874)	$(4,637)

Earnings (loss) per common share-basic:
Income (loss) from continuing operations	$(1.66)	$(0.43)	$(3.16)	$(0.70)
Income from discontinued operations, net of income taxes	—	(0.05)	—	0.55
Net income (loss)	$(1.66)	$(0.48)	$(3.16)	$(0.15)

Earnings (loss) per common share-diluted:
Income (loss) from continuing operations	$(1.66)	$(0.43)	$(3.16)	$(0.70)
Income from discontinued operations, net of income taxes	—	(0.05)	—	0.55
Net income (loss)	$(1.66)	$(0.48)	$(3.16)	$(0.15)

Weighted average basic shares	30,845,436	30,400,245	30,699,457	30,384,255
Weighted average diluted shares	30,845,436	30,400,245	30,699,457	30,384,255

ISLE OF CAPRI CASINOS, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

	April 27,	April 29,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$91,790	$188,114
Marketable securities	18,533	17,169
Accounts receivable, net	12,195	22,527
Insurance receivable, net	7,689	56,040
Income tax receivable	28,663	—
Deferred income taxes	12,606	12,421
Prepaid expenses and other assets	27,905	24,067
Total current assets	199,381	320,338
Property and equipment, net	1,328,986	1,338,570
Other assets:
Goodwill	307,649	297,268
Other intangible assets, net	89,252	74,154
Deferred financing costs, net	13,381	13,644
Restricted cash	4,802	4,637
Prepaid deposits and other	22,948	27,080
Deferred income taxes	7,767	—
Total assets	$1,974,166	$2,075,691
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$9,698	$7,594
Accounts payable	29,283	60,460
Accrued liabilities:
Interest	8,580	10,166
Payroll and related	47,618	48,402
Property and other taxes	30,137	23,380
Income taxes	—	16,011
Progressive jackpots and slot club awards	13,768	12,785
Other	44,353	56,943
Total current liabilities	183,437	235,741
Long-term debt, less current maturities	1,497,591	1,410,385
Deferred income taxes	—	41,451
Other accrued liabilities	57,068	30,817
Other long-term liabilities	48,058	47,639
Minority interest	—	27,836
Stockholders’ equity:
Preferred stock, $.01 par value; 2,000,000 shares authorized; none issued	—	—
Common stock, $.01 par value; 45,000,000 shares authorized; shares issued:
35,229,006 at April 27, 2008 and 34,682,534 at April 29, 2007	353	347
Class B common stock, $.01 par value; 3,000,000 shares authorized; none issued	—	—
Additional paid-in capital	188,036	175,132
Retained earnings	58,253	155,127
Accumulated other comprehensive income	(5,601)	3,358
	241,041	333,964
Treasury stock, 4,372,073 shares at April 27, 2008 and 4,323,555 shares at April 29, 2007	(53,029)	(52,142)
Total stockholders’ equity	188,012	281,822
Total liabilities and stockholders’ equity	$1,974,166	$2,075,691

Isle of Capri Casinos, Inc.

Supplemental Data - Net Revenues

(unaudited, in thousands)

	Three Months Ended		Fiscal Year Ended
	April 27,	April 29,	April 27,	April 29,
	2008	2007	2008	2007

Mississippi
Biloxi	$22,742	$28,856	$90,586	$147,825
Natchez	8,587	10,640	35,707	40,864
Lula	19,876	22,124	75,399	83,068
Mississippi Total	51,205	61,620	201,692	271,757

Louisiana
Lakes Charles	40,893	42,615	159,470	170,751

Missouri
Kansas City	19,696	21,754	75,630	82,269
Boonville	20,421	21,698	79,816	81,156
Caruthersville (2)	7,889	—	26,857	—
Missouri Total	48,006	43,452	182,303	163,425

Iowa
Bettendorf	24,789	22,100	92,429	87,699
Davenport	13,847	14,164	52,681	60,483
Marquette	7,901	8,629	32,968	37,593
Waterloo (2)	19,541	—	64,650	—
Iowa Total	66,078	44,893	242,728	185,775

Colorado
Black Hawk/Colorado Central Station	32,468	39,814	144,521	153,718

Florida
Pompano (2)	48,964	13,199	160,831	30,059

International
Blue Chip	2,627	2,589	9,435	8,898
Coventry (2)	3,068	—	8,227	—
Our Lucaya	4,758	5,198	15,548	16,777
International Total	10,453	7,787	33,210	25,675

Other	249	(17)	597	234

	$298,316	$253,363	$1,125,352	$1,001,394

Isle of Capri Casinos, Inc.

Supplemental Data EBITDA(1)

(unaudited, in thousands)

	Three Months Ended		Fiscal Year Ended
	April 27,	April 29,	April 27,	April 29,
	2008	2007	2008	2007

Mississippi
Biloxi	$3,023	$5,605	$14,965	$45,599
Natchez	2,948	4,367	11,243	13,244
Lula	7,210	(842)	22,166	14,476
Mississippi Total	13,181	9,130	48,374	73,319

Louisiana
Lakes Charles	10,701	10,167	37,475	37,888

Missouri
Kansas City	3,942	4,533	12,613	13,779
Boonville	5,878	6,389	24,543	22,969
Caruthersville (2)	1,907	—	6,548	—
Missouri Total	11,727	10,922	43,704	36,748

Iowa
Bettendorf	7,845	6,919	28,492	24,792
Davenport	4,312	3,376	13,730	14,301
Marquette	1,668	1,817	7,362	7,923
Waterloo (2)	4,838	(470)	11,679	(921)
Iowa Total	18,663	11,642	61,263	46,095

Colorado
Black Hawk/Colorado Central Station	9,209	12,838	47,625	43,726

Florida
Pompano (2)	4,028	(12,443)	8,527	(19,036)

International
Blue Chip	(345)	(322)	(1,012)	(1,697)
Coventry (2)	(81,859)	(1,306)	(91,854)	(2,212)
Our Lucaya	299	11,638	(826)	7,492
International Total	(81,905)	10,010	(93,692)	3,583

Total Property EBITDA(1)	(14,396)	52,266	153,276	222,323

Corporate, Development and Other	(12,884)	(14,838)	(53,229)	(56,991)

Minority Interest	—	(1,449)	(4,868)	(3,568)

Total EBITDA(1)	$(27,280)	$35,979	$95,179	$161,764

Isle of Capri Casinos, Inc.

Supplemental Data - Detail of Certain Charges Affecting EBITDA(1)

(unaudited, in thousands)

	Three Months Ended April 27, 2008			Three Months Ended April 29, 2007
		Write-offs and			Write-offs and
	Pre-opening	Valuation		Pre-opening	Valuation
	Expenses	Charges	Total	Expenses	Charges	Total
Waterloo	$—	$—	$—	$466	$—	$466
Lula			—		7,801	7,801
Pompano	—	—	—	8,675	—	8,675
Coventry	—	77,978	77,978	1,295	—	1,295
Blue Chip		680	680
Total Properties	—	78,658	78,658	10,436	7,801	18,237
Corporate, Development and Other	—	—	—	—	—	—
	$—	$78,658	$78,658	$10,436	$7,801	$18,237

	Fiscal Year Ended April 27, 2008			Fiscal Ended April 29, 2007
		Write-offs and			Write-offs and
	Pre-opening	Valuation		Pre-opening	Valuation
	Expenses	Charges	Total	Expenses	Charges	Total
Kansas City	$—	$1,136	$1,136	$—	$—	$—
Davenport	—	532	532	—	—	—
Waterloo	3,347	—	3,347	889	—	889
Lula					7,801	7,801
Pompano	307	—	307	10,544	—	10,544
Coventry	2,803	77,978	80,781	2,140	—	2,140
Blue Chip	—	680	680	—	665	665
Total Properties	6,457	80,326	86,783	13,573	8,466	22,039
Corporate, Development and Other	—	4,858	4,858	—	—	—
	$6,457	$85,184	$91,641	$13,573	$8,466	$22,039

Isle of Capri Casinos, Inc.

Supplemental Data - Reconciliation of Operating Income to EBITDA(1)

(unaudited, in thousands)

	Three Months Ended April 27, 2008			Three Months Ended April 29, 2007
		Depreciation			Depreciation
	Operating	and		Operating	and
	Income	Amortization	EBITDA (1)	Income	Amortization	EBITDA (1)
Mississippi
Biloxi	$(1,361)	$4,384	$3,023	$19	$5,586	$5,605
Natchez	1,917	1,031	2,948	3,381	986	4,367
Lula	4,910	2,300	7,210	(3,438)	2,596	(842)
Mississippi Total	5,466	7,715	13,181	(38)	9,168	9,130

Louisiana
Lakes Charles	7,096	3,605	10,701	6,346	3,821	10,167

Missouri
Kansas City	2,665	1,277	3,942	3,116	1,417	4,533
Boonville	4,632	1,246	5,878	5,173	1,216	6,389
Caruthersville (2)	524	1,383	1,907	—	—	—
Missouri Total	7,821	3,906	11,727	8,289	2,633	10,922

Iowa
Bettendorf	5,514	2,331	7,845	4,896	2,023	6,919
Davenport	3,143	1,169	4,312	1,790	1,586	3,376
Marquette	969	699	1,668	1,051	766	1,817
Waterloo (2)	1,790	3,048	4,838	(473)	3	(470)
Iowa Total	11,416	7,247	18,663	7,264	4,378	11,642

Colorado
Black Hawk/Colorado Central Station	4,361	4,848	9,209	8,926	3,912	12,838

Florida
Pompano (2)	(404)	4,432	4,028	(13,547)	1,104	(12,443)

International
Blue Chip	(496)	151	(345)	(513)	191	(322)
Coventry (2)	(83,891)	2,032	(81,859)	(1,802)	496	(1,306)
Our Lucaya	296	3	299	11,576	62	11,638
International Total	(84,091)	2,186	(81,905)	9,261	749	10,010

Total Properties	(48,335)	33,939	(14,396)	26,501	25,765	52,266

Corporate, Development and Other (3)	(14,374)	1,490	(12,884)	(15,681)	843	(14,838)
Corporate Write Offs	—	—	—	—	—	—
Minority Interest			—			(1,449)
	$(62,709)	$35,429	$(27,280)	$10,820	$26,608	$35,979

Isle of Capri Casinos, Inc.

Supplemental Data - Reconciliation of Operating Income to EBITDA(1)

(unaudited, in thousands)

	Fiscal Year Ended April 27, 2008			Fiscal Year Ended April 29, 2007
		Depreciation			Depreciation
	Operating	and		Operating	and
	Income	Amortization	EBITDA (1)	Income	Amortization	EBITDA (1)
Mississippi
Biloxi	$(3,538)	$18,503	$14,965	$26,948	$18,651	$45,599
Natchez	7,412	3,831	11,243	9,391	3,853	13,244
Lula	11,034	11,132	22,166	4,231	10,245	14,476
Mississippi Total	14,908	33,466	48,374	40,570	32,749	73,319

Louisiana
Lakes Charles	22,380	15,095	37,475	22,079	15,809	37,888

Missouri
Kansas City	6,985	5,628	12,613	7,258	6,521	13,779
Boonville	19,485	5,058	24,543	17,884	5,085	22,969
Caruthersville (2)	2,574	3,974	6,548	—	—	—
Missouri Total	29,044	14,660	43,704	25,142	11,606	36,748

Iowa
Bettendorf	18,967	9,525	28,492	17,120	7,672	24,792
Davenport	8,650	5,080	13,730	8,094	6,207	14,301
Marquette	4,380	2,982	7,362	4,802	3,121	7,923
Waterloo (2)	2,314	9,365	11,679	(925)	4	(921)
Iowa Total	34,311	26,952	61,263	29,091	17,004	46,095

Colorado
Black Hawk/Colorado Central Station	30,811	16,814	47,625	27,894	15,832	43,726

Florida
Pompano (2)	(7,749)	16,276	8,527	(20,308)	1,272	(19,036)

International
Blue Chip	(1,563)	551	(1,012)	(2,282)	585	(1,697)
Coventry (2)	(98,485)	6,631	(91,854)	(4,135)	1,923	(2,212)
Our Lucaya	(835)	9	(826)	7,192	300	7,492
International Total	(100,883)	7,191	(93,692)	775	2,808	3,583

Total Properties	22,822	130,454	153,276	125,243	97,080	222,323

Corporate, Development and Other (3)	(58,902)	5,673	(53,229)	(59,417)	2,426	(56,991)
Minority Interest			(4,868)			(3,568)
	$(36,080)	$136,127	$95,179	$65,826	$99,506	$161,764

1.             EBITDA is “earnings before interest and other non-operating income (expense), income taxes, and depreciation and amortization.  “Property EBITDA” is “EBITDA” before Corporate and development expenses.  “EBITDA” is presented solely as a supplemental disclosure because management believes that it is 1) a widely used measure of operating performance in the gaming industry, 2) used as a component of calculating required leverage and minimum interest coverage ratios under our Senior Credit Facility and 3) a principal basis of valuing gaming companies. Management uses “EBITDA” and “Property EBITDA” as the primary measure of the Company’s operating properties’ performance, and are important components in evaluating the performance of management and other operating personnel in the determination of certain components of employee compensation.  EBITDA should not be construed as an alternative to operating income as an indicator of the Company’s operating performance, as an alternative to cash flows from operating activities as a measure of liquidity or as an alternative to any other measure determined in accordance with U.S. generally accepted accounting principles (GAAP).  The Company has significant uses of cash flows, including capital expenditures, interest payments, taxes and debt principal repayments, which are not reflected in EBITDA.  Also, other gaming companies that report EBITDA information may calculate EBITDA in a different manner than the Company.  Reconciliations of operating income to EBITDA are included in the financial schedules accompanying this release.  A reconciliation of EBITDA and Property EBITDA to operating income is included in the financial schedules accompanying this release. A reconciliation of EBITDA to the Company’s net income is shown below (in thousands).

	Three Months Ended		Fiscal Year Ended
	April 27,	April 29,	April 27,	April 29,
	2008	2007	2008	2007

EBITDA	$(27,280)	$35,979	$95,179	$161,764
(Add)/deduct:
Depreciation and amortization	35,429	26,608	136,127	99,506
Interest expense:
Interest expense, net	26,040	21,836	105,472	81,681
Loss on early extinguishment of debt	1,614	—	15,274	—
Income tax provision (benefit)	(39,088)	659	(64,820)	1,906
Income (loss) from discontinued operations, net of income taxes	—	1,497	—	(16,692)
Net income (loss)	$(51,275)	$(14,621)	$(96,874)	$(4,637)

Certain of our debt agreement use “Adjusted EBITDA” as a financial measure for the calculation financial debt covenants.  Adjusted EBITDA differs from EBITDA as Adjusted EBITDA includes add back of items such as pre-opening expenses, certain write-offs and valuation expenses, and stock compensation expense.  Reference can be made to the definition of Adjusted EBITDA in the applicable debt agreements on file as Exhibits to our filing with the Securities and Exchange Commission.

2.             Reflects results since opening or acquisition date as follows:

Property	Date

Pompano	April 2007
Caruthersville	June 2007
Waterloo	June 2007
Coventry	July 2007

3.              Total consolidated stock compensation expense including corporate and properties for the three months ended April 27, 2008 and April 29, 2007 was $1.9 million and $1.6 million, respectively, of which, $1.5 million and $1.2 million were included in Corporate and development expense, respectively. Total consolidated stock compensation expense including corporate and properties for the fiscal years ended April 28, 2008 and April 27, 2007 was $7.3 million and $7.2 million, respectively, of which, $6.1 million and $5.6 million were included in Corporate and development expense, respectively.

4.              Corporate write offs of $4.9 million for the fiscal year ended April 27, 2008 primarily reflect the termination of our plans to develop a new project in west Harrison County, Mississippi.

About Isle of Capri Casinos, Inc.

Isle of Capri Casinos, Inc., founded in 1992, is dedicated to providing its customers with an exceptional gaming and entertainment experience at each of its 18 casino properties. The Company owns and operates casinos in Biloxi, Lula and Natchez, Mississippi; Lake Charles, Louisiana; Bettendorf, Davenport, Marquette and Waterloo, Iowa; Boonville, Caruthersville, Kansas City, Missouri; two casinos in Black Hawk, Colorado; and a casino and harness track in Pompano Beach, Florida. Isle of Capri Casinos’ international gaming interests include a casino that it operates in Freeport, Grand Bahama, a casino in Coventry, England, and a two-thirds ownership interest in casinos in Dudley and Wolverhampton, England.

Forward-Looking Statements

This press release may contain forward-looking statements which are subject to change. These forward-looking statements may be significantly impacted, either positively or negatively by various factors, including without limitation, licensing and other regulatory conditions, the economy, financing sources, development and construction activities, costs and delays, weather, permits, competition and business conditions in the gaming industry. The forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the statements herein.

Additional information concerning potential factors that could affect the Company’s financial condition and results of operations is included in the Company’s filings with the Securities and Exchange Commission, including, but not limited to, the Company’s annual report on Form 10-K for the most recently ended fiscal year.  This and other information is available through the Securities and Exchange Commission at www.sec.gov, or through the Company’s website, www.islecorp.com.

CONTACTS:

Isle of Capri Casinos, Inc.,

Dale Black, Chief Financial Officer-314.813.9327

Allan B. Solomon, Executive Vice President-561.995.6660

Jill Haynes, Senior Director of Corporate Communication-314.813.9368